Exhibit 3.30
CERTIFICATE OF FORMATION
OF
INNER SELF LLC
     The undersigned, an authorized person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the Delaware Limited Liability Company Act of the State of Delaware (6 Del.C. § 18-101, et seq.) hereby certifies that:
FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is Inner Self LLC.

SECOND: The address of the registered office is c/o Corporation Service Company, 2711 Centerville Road, Suite #400, Wilmington Delaware 19808.

THIRD: The name and address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite #400, Wilmington Delaware 19808.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 22nd day of November, 2000.

/s/ Helen Kaminski

Helen Kaminski, Authorized Person